EXHIBIT 99.1

Contacts:	Sean Lafleur Chief Executive Officer MakeMusic! Inc. slafleur@makemusic.com	Bill Wolff Chief Operating Officer, CFO 952 906 3640 bwolff@makemusic.com

MAKEMUSIC! INC.
EXPANDS ROLE OF WOLFF TO
CHIEF OPERATING OFFICER

MINNEAPOLIS — February 12, 2004 — MakeMusic! Inc. (Nasdaq: MMUS), a leader in music education technology, announced today that it has appointed Bill Wolff as Chief Operating Officer in addition to his current responsibilities as Chief Financial Officer.

Bill Wolff has been Executive Vice President and Chief Financial Officer of MakeMusic! Inc. since October, 2003. In this time Wolff has proven to be a valuable addition to the executive management team of the Company. With more than 20 years of experience in general and financial management positions in software companies, Wolff has the experience and leadership abilities to help manage the growth of the Company.

Wolff began his career as a financial analyst at Control Data Corporation. He subsequently held a variety of leadership positions in start-up and growth software companies, including Springboard Software, where he was Controller and CFO and responsible for the company’s public reporting. He later served for eight years as Chief Executive Officer of Open Systems Holdings Corporation, an accounting systems company. For the six years prior to joining MakeMusic! he was Chief Executive Officer of CrossUSA, an innovative systems outsourcing company.

“This is an exciting time for MakeMusic,” stated Bill Wolff. “The Finale notation software products are achieving record sales and SmartMusic is starting to get traction with more than 20,000 subscriptions sold. The synergies between the two product lines are clearly strengthening both as we near positive operating cash flows and prepare for future growth.”

“Bill has proven his strong leadership qualities very quickly with the Company,” said Sean Lafleur, chairman and chief executive officer. “He has the experience and knowledge we are looking for and we expect him to be a strong contributor to the operations of our company. Bill’s operational leadership will allow me to focus on developing our plans for strategic and international development and it will allow John Paulson, our President, to focus on strategic partners, innovation and technology leadership. This comes at a significant time as we begin to turn the corner to cash-positive operations and harness the potential of our Finale™ and SmartMusic™ music education technologies for long-term growth.”

About MakeMusic! Inc.

MakeMusic!™ Inc. is a world leader in music education technology whose mission is to enhance and transform the experience of making music, teaching music and learning music. Among its leading products are Finale®, the world’s best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic! maintains its corporate headquarters in Minneapolis, Minnesota. The company can be reached at www.makemusic.com.

Cautionary Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Our forward-looking statements in this release generally relate to our product sales and ability to reach positive cash flow. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Investors are advised to consult any further disclosures by the Company on this subject in its filings with the Securities and Exchange Commission.